Exhibit 5.2

August 23, 2011

NXP Semiconductors N.V.

High Tech Campus 60

5656 AG Eindhoven

The Netherlands

Ladies and Gentlemen:

We have acted as counsel to NXP Semiconductors N.V., a company organized under the law of the Netherlands (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time of, among other securities, debt securities (the “Debt Securities”).

The Debt Securities will be issued under an indenture (the “Indenture”) to be entered into by the Company and such trustee as shall be named therein (the “Trustee”). The Debt Securities may be offered and sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an indeterminate aggregate initial offering price.

We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of the Debt Securities, (i) the Indenture and the Debt Securities will have been duly authorized, executed and delivered by the Company and (ii) the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (1) at the time of execution and delivery of the Indenture (including any supplemental indenture thereto) and at the time of execution, authentication and issuance of the Debt Securities, the Company will have duly authorized, executed and delivered the Indenture and the Debt Securities in accordance with its articles of association and the law of the Netherlands, (2) the execution, delivery and performance by the Company of the Indenture and the Debt Securities will not violate the law of the Netherlands and (3) the execution, delivery and performance by the Company of the Indenture and the Debt Securities will not constitute a breach or violation of any agreement or instrument that is binding upon the Company or any of its subsidiaries.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that with respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board of Directors or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Authorizing Party”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities in accordance with the Indenture, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Authorizing Party and otherwise in accordance with the provisions of the Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

NXP Semiconductors N.V.	August 23, 2011

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP